Exhibit 99.1

Syntel Announces Stock Repurchase Plan

TROY, Mich. – November 16, 2016 – Syntel, Inc. (Nasdaq:SYNT), a global leader in digital modernization, information technology and knowledge process services for Global 2000 companies, today announced that its Board of Directors has authorized a stock repurchase plan under which the Company may repurchase shares of common stock with a total value not to exceed $10,000,000.00.

Repurchases under the Company’s new program may be made in open market or privately negotiated transactions or through a Rule 10b5-1 plan in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. Any repurchased common stock will be available for use in connection with the Company’s incentive plan and for other corporate purposes.

Syntel had 84,100,928 shares of common stock issued and outstanding as of September 30, 2016.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 or from other factors not currently anticipated.

Contact: Zaineb Bokhari, Syntel 646-538-9898, zaineb_bokhari@syntelinc.com

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